Exhibit 23.3

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

As independent oil and gas consultants, we hereby consent to the incorporation by reference of our report letter dated February 27, 2007 on oil and gas reserves of Gulfport Energy Corporation and its subsidiaries, to all references to our firm, in the Annual Report of Gulfport Energy Corporation on Form 10-KSB for the year ended December 31, 2006, which is incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons Executive Vice President

Houston, Texas

October 26, 2007